Exhibit 10.20

Certain identified information has been excluded from this exhibit both because it (i) is not material and (ii) is the type that the issuer treats as private or confidential. Brackets with triple asterisks denote omissions.

Agreement No. 19-00399

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is made effective on the latest date signed by the parties as set forth on the signature page hereto (“Effective Date”), by and between Wisconsin Alumni Research Foundation (“WARF”), a nonstock, nonprofit Wisconsin corporation, and ColdQuanta, Inc. (“Licensee”), a corporation organized and existing under the laws of Delaware.

WHEREAS, WARF owns certain Licensed Patents, as defined below, and is willing to grant a license to Licensee under them pursuant to the terms of this Agreement herein below; and

WHEREAS, WARF and Licensee have entered into a Research License and Option Agreement (“Option Agreement”) pertaining to the Licensed Patents, WARF Agreement No. 19-00045, which expires on December 31, 2019.

WHEREAS, WARF and Licensee would each like to terminate the Option Agreement upon the full execution of this Agreement; and

WHEREAS, Licensee has committed financial support to the University of Wisconsin-Madison (“University”) pursuant to a separate Standard Research Agreement with the University, dated November 29, 2018 (“University Agreement”), and WARF agrees to abide by the intellectual property terms in the University Agreement.

NOW, THEREFORE, in consideration of the representations, covenants, warranties and agreements set forth below, the parties agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the Appendix A definitions will apply.

Section 2. Grant.

A. License.

WARF hereby grants to Licensee an exclusive license under the Licensed Patents to make, have made, use, have used, offer for sale, sell, have sold and import Products solely in the Licensed Field and Licensed Territory.

B. Sublicenses.

(i) Sublicensing Right. Licensee may grant to third parties written nonexclusive sublicenses, without the right to further sublicense (except with the prior written consent of WARF), under Licensee’s rights under Section 2A. All such sublicenses shall contain terms and conditions no less restrictive than, no less protective of WARF’s rights than, and consistent with those set forth in this Agreement, shall identify WARF as a third party beneficiary thereof, and shall state that the sublicense is subject to the termination of this Agreement; provided, that Licensee may include in the sublicense an option for the sublicensee, upon termination of this Agreement (so long as the sublicensee is in good standing and not in material breach of the sublicense and Licensee is not in material breach of this

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Agreement by action or inaction of the sublicensee) to enter into good faith negotiations with WARF toward the grant of a direct license by WARF to the sublicensee having a scope substantially similar to that of the sublicense, financial terms substantially similar to those of this Agreement, and other terms consistent with, and no less protective of WARF than, those of this Agreement. For clarity, the rights to “have made,” “have used” and “have sold” will include the right for sublicensees to subcontract with other third parties to perform such activities, solely to the extent conducted for or on behalf of the sublicensee in accordance with applicable law, and any such subcontracting shall not be deemed further sublicensing. No sublicense shall purport to grant any rights that extend beyond the scope of rights granted to Licensee under this Agreement. Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee; any act or omission of a sublicensee which would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee.

(ii) Access to Sublicensing Information. Licensee shall promptly provide WARF with the name, contact information, and address of each sublicensee, as well as information regarding the number of full-time employees of each such sublicensee to allow WARF to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes. Thereafter, Licensee shall deliver to WARF semi-annual reports, within thirty (30) days after each June 30th and December 31st during the term of this Agreement, summarizing the business and activities of each sublicensee relating to the Licensed Patents containing sufficient details regarding the sublicensees’ business relating to the Licensed Patents to assess when, whether, and the extent to which each sublicensee may be practicing its sublicensed rights. In addition, upon WARF’s written request Licensee shall provide to WARF copies of each sublicense agreement and any amendments thereto, each of which shall be the Confidential Information of Licensee and subject to the obligations of confidentiality under Section 16. Licensee will ensure that WARF has audit rights for each sublicense agreement of the same scope as provided in Section 6 hereof with respect to Licensee, and shall include appropriate terms providing for such audit rights in all sublicense agreements.

C. Reservation of Rights.

In addition to the United States Government Rights identified in Section 14, WARF hereby reserves the right to grant non-profit research institutions and governmental agencies non-exclusive licenses to practice and use the inventions of the Licensed Patents for Non-Commercial Research Purposes. WARF, the University of Wisconsin, and the inventors of the Licensed Patents will have the right to publish any information included in the Licensed Patents.

D. Improvements.

Licensee hereby grants and shall require its sublicensee(s) to grant to WARF, the University of Wisconsin, the inventors of the Licensed Patents, and all non-profit research institutions and governmental agencies a covenant not to sue under any Improvement for Non-Commercial Research activities. “Improvements” shall mean any patented modification or new use of an invention described in the Licensed Patents that (1) incorporates, employs, or requires an invention of the Licensed Patents; or (2) if not for the license granted under this Agreement, would infringe one or more claims of the Licensed Patents. For clarity, this Section 2D shall not be construed as requiring Licensee to disclose Improvements to, or otherwise enable the use of Improvements by, the foregoing parties.

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Section 3. Development.

A. Licensee agrees to, represents that it intends to, and warrants that it will use commercially reasonable efforts to diligently develop, seek any necessary regulatory approval for, manufacture, market, and sell Products throughout the term of this Agreement, including, without limitation, using commercially reasonable efforts to perform those activities listed in Licensee’s Development Plan attached hereto as Appendix E, as the same may be adjusted from time to time. Licensee agrees as of the Effective Date that said Development Plan is reasonable and that it will take all commercially reasonable steps to meet the development program as set forth therein.

B. Beginning in December, 2019 and until the Date of First Commercial Sale, Licensee will provide WARF with a written Development Report summarizing its development activities since the last Development Report and any necessary adjustments to the Development Plan. Licensee will submit Development Reports on a semi-annual basis within thirty (30) days of June 30 and December 31 of each calendar year and include sufficient detail to enable WARF to determine Licensee’s progress toward the Development Plan. Licensee’s books and records regarding its development activities with respect to the Licensed Patents will be subject to the obligations and audit procedures set forth in Section 6.

Section 4. Consideration.

A. License Fee.

Licensee agrees to pay to WARF a license fee of [***], to be paid in two installments. [***] of this license fee will be credited from the option fee paid by Licensee to WARF under the Option Agreement. The first installment of [***] will be due to WARF [***] of the Effective Date; the second installment of [***] will be due to WARF on or before the second anniversary of the Effective Date.

B. Royalty.

In addition to the Section 4A license fee, Licensee agrees to pay to WARF as “earned royalties” a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement. The royalty will remain fixed while this Agreement is in effect at the rate of [***] of the Selling Price of any Product that is made, used, imported, sold or offered for sale in a given country in which there is one or more Licensed Patent that Covers such Product (with the term “Cover” meaning that, but for the license granted hereunder, the making, using, importing, sale or offering for sale of such Product would infringe such Licensed Patents). Such royalty will be earned, on a country-by-country and Product-by-Product basis, until the date of expiration of the last-to-expire Licensed Patent that Covers a given Product in a given country. The royalty is deemed earned as of the earliest of the date (i) the Product is sold, leased, provided, or otherwise transferred for consideration, (ii) an invoice is sent by Licensee or its sublicensee(s) with respect to such Product, or (iii) the Product is transferred or provided to or a third party without charge or at a discount.

C. Sublicensing Royalties and Fees.

(i) With respect to sublicenses granted by Licensee under Section 2B, Licensee will pay to WARF the earned royalties payable under Section 4B on the Selling Price of Products sold by sublicensees in the amount equal to what Licensee would have been required to pay to WARF had Licensee sold the amount of Products sold by such sublicensees.

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(ii) In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, or option to sublicense, or other similar rights under sublicenses granted by Licensee under Section 2 (such payments, subject to the exceptions below, hereinafter “Sublicense Fees”), then Licensee will pay WARF (a) [***] of such Sublicense Fees received under a sublicense agreement executed on or before December 31, 2022 or (b) [***] of such Sublicense Fees received under a sublicense agreement executed after December 31, 2022, in each case within [***] of receipt of such Sublicense Fees, and otherwise in the manner specified in Section 4F, with the amounts due to WARF being deemed earned as of the date the Sublicense Fees are received by Licensee. Licensee will not receive from its sublicensees anything of value in lieu of cash payments in consideration for any sublicense granted under this Agreement without the express prior written consent of WARF. Additionally, Licensee will not agree to postpone the payment date of any Sublicense Fee in exchange for any payment or other consideration not itself accounted for as part of the Sublicense Fee. No payments owed for Sublicense Fees will be prorated, whether the sublicense to the Licensed Patents is bundled with other licenses or sublicenses or not, without WARF’s written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Sublicense Fees will not include (1) payments made to Licensee for Non-Commercial Research activities performed or services provided by Licensee, (2) payments made for materials supplied or produced by Licensee, where no Licensed Patent Covers such materials, (3) amounts received by Licensee as the purchase price, at fair market value, for equity securities of Licensee (including stock of whatever class or series, and including the purchase price for warrants and the exercise price under such warrants, or as convertible debt, and the like), (4) amounts received by Licensee for patent prosecution costs and expenses related to any patent rights that are being sublicensed, provided such amounts reflect actual patent prosecution costs and expenses incurred by Licensee in filing, prosecuting, and maintaining the Licensed Patents and do not exceed what Licensee paid to WARF under Section 4E, (5) amounts received by Licensee in the form of a loan (but not convertible debt), to the extent such loan is not forgiven in contemplation of any rights under the Licensed Patents, and (6) payments based directly upon the amount or value of Products sold by the sublicensee (because any such amounts are owed already under Section 4B).

D. Minimum Royalty.

Licensee further agrees to pay to WARF a minimum royalty of [***] per calendar year or part thereof during which this Agreement is in effect, the first of which will be due for calendar year 2023, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year will be due at the time payments are due for the calendar half ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year will have no effect on the annual minimum royalty due to WARF for any other given calendar year.

E. Patent Prosecution and Costs.

(i) Licensee agrees to reimburse WARF [***] towards the costs incurred by WARF in filing, prosecuting, and maintaining the Licensed Patents (“Patent Costs”). Such Patent Costs will be paid to WARF in five equal installments, to be paid annually. The first installment of [***] will be due to WARF on December 31, 2019. The remaining installments will be due to WARF on December 31

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of each year. For each patent application or patent added as a Licensed Patent to Appendix B after the Effective Date, Licensee will pay to WARF the applicable Patent Costs identified in Appendix F. Additional invoices will be sent for Licensed Patents added to Appendix B after the Effective Date. If Licensee fails to pay any amount owed under this Section 4E by the invoice due date, WARF will have, at its sole discretion, the right to abandon the applicable filed Licensed Patents and/or remove it from the Licensed Patents.

(ii) WARF is not obligated to make or maintain any foreign filing or continuing United States application of the Licensed Patents; provided that, WARF shall provide Licensee timely notice of an upcoming deadline or decision date to the extent practicable. If Licensee wants WARF to make or maintain such foreign filings or continuing U.S. application, Licensee must (1) notify WARF in writing indicating those countries in which Licensee wants WARF to pursue foreign patent protection or the type of continuing U.S. application Licensee wants WARF to file and (2) pay to WARF the amounts set forth in Appendix F for the selected countries.

(iii) WARF reserves the exclusive right to file, prosecute, maintain, reexamine, and reissue all patent applications, at its own expense, in any countries not requested by Licensee pursuant to this Section 4E. Such patent applications and any resulting patents will not be included in the Licensed Patents. Licensee acknowledges that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to make and maintain foreign filings in those countries not selected by Licensee and/or WARF.

(iv) Unless Licensee is in breach of any term or condition of this Agreement, including, without limitation, for failure to timely reimburse WARF for Patent Costs hereunder,WARF will prosecute all applications it files at Licensee’s request pursuant to this Section 4E until WARF reasonably determines that continued prosecution is unlikely to result in the issuance of a relevant and valuable patent. Licensee shall have the right to review and comment on any significant prosecution actions and correspondence received from the relevant patent office pertaining to the filing, prosecution, and maintenance of the Licensed Patents. WARF shall forward a copy of such actions and received correspondence to Licensee upon their receipt by WARF, or as soon thereafter as reasonably practicable under the circumstances. WARF shall review and consider in good faith the opinions and proposals submitted by Licensee if such opinions and proposals are provided to WARF within fourteen (14) days from the date WARF provided the copy of the action or received correspondence to Licensee. If WARF decides to abandon prosecution or maintenance of any patent or patent application under the Licensed Patents, WARF shall provide Licensee notice of WARF’s intent to abandon such patent or application and the parties will determine in good faith how to proceed, taking into account the Patent Costs already expended; provided that so long as Licensee and it sublicensee(s) are and remain current with respect to all obligations owed to WARF (including without limitation the payment of all Patent Costs) and not otherwise in breach of this Agreement, WARF will not abandon the applicable patent or patent application unless the parties so agree.

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F. Accounting; Payments.

(i) Amounts owing to WARF under Sections 4B and 4C will be paid on a semi-annual basis, with such amounts due and received by WARF within thirty (30) days of the end of the calendar half ending on June 30 or December 31 in which such amounts were earned. A full accounting showing how such amounts have been calculated will be submitted to WARF on the date of each such payment. For royalties, such accounting will be on a per country and product line, model, or tradename basis and will be summarized on the form shown in Appendix C of this Agreement, which will include a semi-annual royalty forecast. In the event no payment is owed to WARF, a statement setting forth that fact will be supplied to WARF. Any payments not made when due will bear interest at the lower of (a) [***], or (b) the maximum rate permitted by law. However, in no event will this interest provision be construed as a grant of permission for any payment delays.

(ii) Except as otherwise directed, all amounts owing to WARF under this Agreement will be paid in U.S. dollars using the address provided in Section 15(a) or paid via wire transfer if agreed upon. All royalties and fees stated in currencies other than U.S. dollars will be converted at the rate that is the arithmetic average of the rate shown in the Wall Street Journal, New York Edition on the last business day of each month of the calendar half on the day preceding the payment due date. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement will be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges that may reduce WARF’s net royalties, such as bank transfer fees, will be assumed by Licensee or its sublicensee(s).

Section 5. Certain Warranties.

A. WARF warrants that except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement will be construed as: (i) a warranty or representation by WARF as to the validity or scope of any of the Licensed Patents; (ii) a warranty or representation that any product or process made, used, sold, or otherwise disposed of under or in association with the license granted in this Agreement is or will be free from any claim of infringement or misappropriation of any intellectual property rights other than the Licensed Patents; or (iii) an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement.

B. EXCEPT AS SET FORTH IN SECTION 5A, WARF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING NO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, MARKETABILITY, REGULATORY APPROVAL, SAFETY, OR ACCURACY. WARF ASSUMES NO RESPONSIBILITIES AND MAKES NO PROMISES WHATSOEVER WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES, OF PRODUCTS OR ANY OTHER PRODUCTS OR SERVICES EMPLOYING, EMPLOYED IN, INCORPORATING, OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

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C. Unless a valid waiver is obtained from the applicable funding agency at Licensee’s written request, Licensee represents and warrants that all Products that are used or sold in the United States under the license granted herein (or any sublicense thereunder) will be manufactured substantially in the United States to the extent required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

Section 6. Recordkeeping.

A. Licensee and its sublicensee(s) will keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its sublicensee(s)’s commercialization activities and accounting referred to above, including, without limitation, invoices for the following, to the extent applicable: studies advancing the development of Products, laboratory notebooks, internal job cost records, inventory, purchase, and invoice records relating to the Products or their development or manufacture. Such books and records will be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B. Licensee and its sublicensee(s) will take all steps necessary so that WARF may, via a WARF employee, attorney or registered CPA designee, in each case who is bound by confidentiality obligations no less restrictive than those set forth in Section 16, and upon reasonable notice and during regular business hours within thirty (30) days of its request, review and copy all the books and records at a single U.S. location to allow WARF to verify the accuracy of Licensee’s royalty reports and Development Reports, the royalty reports of its sublicensee(s), and any applicable Sublicense Fees. If a payment deficiency is determined, Licensee and its sublicensee(s), as applicable, will pay the deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4F. In cases where the deficiency exceeds the lesser of [***] of the royalties paid for that year or [***], then Licensee or its sublicensee(s) will be responsible for paying WARF’s out-of-pocket expenses incurred with respect to such review.

Section 7. Term and Termination.

A. The term of this license and Agreement will begin on the Effective Date and continue until the earliest of the date that: (1) this Agreement is terminated as provided for herein; (2) no Licensed Patent remains pending, enforceable, or appealed anywhere in the Licensed Territory; or (3) the payment of earned royalties under Sections 4B and 4C, once begun, ceases for more than one calendar year.

B. Licensee may terminate this Agreement at any time by giving at least ninety (90) days’ written and unambiguous notice of such termination to WARF, which will include a statement of the reasons for termination.

C. WARF may terminate this Agreement or amend this Agreement to convert the license grant under Section 2A to be non-exclusive, at WARF’s option, upon ninety (90) days’ written notice to Licensee specifying whether WARF intends to terminate or amend the license grant (“Triggering Event Notice”) if any one or more of the following occurs (each, a “Triggering Event”):

(i) [***].

(ii) [***].

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However, the parties recognize that there may be circumstances beyond Licensee’s reasonable control that result in one or more Triggering Event(s) despite Licensee’s use of commercially reasonable efforts to diligently develop, manufacture, market and sell Products. Such circumstances may include that a governmental agency imposes additional and unforeseeable obligations or withholds or delays regulatory approval or other required regulatory decision or action that causes the one or more Triggering Event(s), or Licensee encounters unanticipated technical problems that have been reported to WARF in Licensee’s Development Reports promptly after Licensee knew of the technical problems and that Licensee has been unable to overcome despite its continued and uninterrupted commercially reasonable efforts, or other causes beyond Licensee’s reasonable control. Accordingly, if a Triggering Event occurs then, during the ninety (90) day period following the Triggering Event Notice, Licensee shall have the right (a) to cure the applicable deficiency or (b) to show cause why this Agreement should not be terminated or the license granted under Section 2A should not be converted to non-exclusive (e.g., if the Triggering Event occurs as a result of circumstances beyond Licensee’s reasonable control), and if Licensee does so, WARF will not have the right to terminate this Agreement or convert the license granted under Section 2A to non-exclusive. If Licensee fails to do so in such 90-day period and the parties are unable to resolve the matter through negotiation, WARF may terminate this Agreement or amend this Agreement to convert the license grant under Section 2A to be non-exclusive upon written notice to Licensee.

Notwithstanding any of the foregoing, if Licensee is not otherwise in breach of this Agreement and provides evidence to WARF that it has been and is using commercially reasonable efforts to diligently develop and/or commercialize Products and meet the applicable deadlines above, Licensee shall have the right, upon providing written notice to WARF prior to the occurrence of a Triggering Event, to extend the applicable deadline(s) above by one (1) additional year by paying an extension fee of [***].

D. If Licensee at any time defaults in the timely payment of any monies due to WARF hereunder, fails to timely provide to WARF any Development Report in accordance with Section 3B or provides any false information with respect thereto, fails to actively pursue the Development Plan using commercially reasonable efforts in accordance with Section 3A, or commits any material breach of any other covenant, representation, or warranty herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or if Licensee or its sublicensee(s) offer any component of the Licensed Patents to their creditors, WARF may, at its option, terminate this Agreement immediately by giving notice of termination to Licensee.

E. Upon the effective termination of this Agreement, Licensee and its sublicensee(s) will remain obligated to provide an accounting for and to pay to WARF within thirty (30) days of termination all amounts owed under this Agreement, including without limitation royalties earned up to the date of the termination, and any minimum royalties due, which amount will be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

F. Waiver by either party of a single breach or default, or a succession of breaches or defaults, will not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

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Section 8. Assignability.

Licensee shall not assign or transfer this Agreement, nor any of the rights granted herein, except pursuant to a Change of Control Event, without the prior written consent of WARF. In the case of any assignment pursuant to a Change of Control Event, the acquiring entity must agree in writing (naming WARF a third party beneficiary) to assume all obligations and liabilities, past and future, of Licensee under this Agreement. Within thirty (30) days after the occurrence of any Change of Control Event, Licensee shall notify WARF in writing of such Change of Control Event and shall pay to WARF a transfer fee of [***] to allow the transfer of the license granted herein to the entity to whom control has been transferred in such Change of Control Event.

Section 9. Contest of Validity.

Licensee must provide WARF at least three (3) months prior written notice before filing any proceeding that contests the validity of any Licensed Patent during the term of this Agreement. In the event Licensee files any such proceeding, Licensee agrees to pay to WARF, directly and not into any escrow or other account, all royalties and other amounts due in view of Licensee’s activities under the Agreement during the period of challenge. Should the outcome of such contest determine that any claim of a Licensed Patent challenged by Licensee is valid and, if infringement were at issue in such contest, would be infringed by the sale of Products by Licensee in the absence of the license granted under this Agreement, Licensee will thereafter, and for the remaining term of this Agreement, pay a royalty rate of [***] the royalty rate specified in Section 4B of this Agreement and the entirety of WARF’s legal (including attorney) fees and costs incurred during such proceeding.

Section 10. Enforcement.

WARF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement, when, in WARF’s sole judgment, such action may be necessary, proper, and justified and makes reasonable business sense considering all factors. In the event that Licensee or its sublicensee(s) believe there is infringement of any Licensed Patent under this Agreement which is to its substantial detriment, Licensee will provide WARF with notification and reasonable evidence of such infringement. Upon request by WARF, Licensee will provide WARF with such assistance and information as may be useful to WARF in connection with WARF’s taking such action (if the cause of action arose during the term of this Agreement and WARF reimburses Licensee for Licensee’s reasonable out-of-pocket expenses). For clarity, in no event will Licensee or any sublicensee have the right to demand that WARF initiate or join in any suit for infringement. Notwithstanding the foregoing, if any infringement of the Licensed Patents which is to the substantial detriment of Licensee has not been discontinued within six (6) months after written request by Licensee to WARF and (i) WARF has not by the end of such period taken action intended to abate or terminate the infringing action, (ii) Licensee is not in material breach of this Agreement, and (iii) Licensee’s rights are still exclusive hereunder, Licensee may, subject to WARF’s written consent, bring a litigation action to enforce the Licensed Patents. During such litigation Licensee shall act in good faith to preserve WARF’s right, title, and interest in and to the Licensed Patents and shall keep WARF advised as to the status of the litigation, and shall not enter into a settlement of such litigation without first allowing WARF the option of either approving the settlement (such approval not to be unreasonably withheld, conditioned or delayed) or of continuing the litigation at WARF’s expense for WARF’s benefit (upon payment to Licensee of its out-of-pocket costs and expenses of the litigation). In no event shall Licensee

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have the right to require WARF, without its consent, to join as a party in any action brought by Licensee. If despite criteria (i)-(iii) being met WARF does not give Licensee its consent to bring such an action, then Licensee may reduce the royalty amounts owed under Section 4B with respect to the country or countries where the infringement is occurring by [***] until such infringement is terminated, abated, or otherwise no longer to Licensee’s substantial detriment. If WARF does bring an infringement suit or action, Licensee may participate in such suit or action at its own expense, and WARF shall keep Licensee advised as to the status of the litigation. Nothing herein shall permit or allow Licensee to commence any action for infringement of the Licensed Patent for any activity allowed under a settlement arrangement entered into by WARF in good faith with a third party infringer in connection with a suit or action taken by WARF to eliminate infringement.

Section 11. Patent Marking.

Licensee and its sublicensee(s) will mark all Products or Product packaging or advertising and invoices in the case of Products that are services with the appropriate patent number reference in compliance with the requirements of 35 U.S.C. § 287.

Section 12. Product Liability; Conduct of Business.

A. Licensee will, at all times during the term of this Agreement and thereafter, indemnify, defend, and hold harmless the inventors of the Licensed Patents, WARF and the University of Wisconsin-Madison, and their respective employees, trustees, contractors, and agents against all third party claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other third party claim, proceeding, demand, expense, loss, and liability of any kind whatsoever resulting from each of the following: (1) the development, design, production, manufacture, sale, use, lease, consumption, marketing, import/export, or advertisement of Products by or on behalf of Licensee or its sublicensee(s) hereunder, (2) the exercise of any right or the performance or non-performance of any obligation by Licensee or its sublicensee(s) hereunder, or (3) the negligent, reckless, or willful actions or omissions of Licensee. WARF at all times reserves the right to select and retain counsel of its own to defend WARF’s interests.

B. Licensee warrants that it will, on or before the launch of its first Product, maintain and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the Products subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Upon WARF’s request, Licensee will present evidence to WARF that such coverage is being maintained.

Section 13. Use of Names.

Neither Licensee nor its sublicensee(s) will use WARF’s name, or any derivation thereof, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

Section 14. United States Government Interests.

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Wisconsin Alumni Research Foundation

Agreement No. 19-00399

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted under this Agreement to Licensee or any of its sublicensees will be subject to such right.

Section 15. Notices.

Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery or electronic transmission, i.e., email, transmission by telecopier or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party will have specified by written notice, provided that any notice of change of address will be effective only upon actual receipt.

(a)	Wisconsin Alumni Research Foundation

Attn: Contract Manager

614 Walnut Street, 13th Fl.

Madison, Wisconsin 53726

Phone: [***]

Email: [***]

(b)	ColdQuanta, Inc.

Attn: Paul Schroeter

3030 Sterling Circle

Boulder, Colorado 80301

Phone: (303) 440-1284

Email: [***]

Section 16. Confidentiality.

A. Each party hereto agrees to keep any Confidential Information of the disclosing party confidential using methods at least as stringent as each party uses to protect its own confidential information. “Confidential Information” will include (i) the terms of this Agreement, (ii) Licensee’s Development Plan and Development Reports, Royalty Reports and forecasts, sublicenses, the Licensed Patents and all information concerning them (including without limitation all know-how, research results and similar information held by WARF) whether or not marked as confidential or proprietary, and (iii) any other information either (a) marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the parties, or (b) that is, or should be, reasonably understood to be otherwise proprietary or confidential to the disclosing party. Except as may be authorized in advance in writing by the disclosing party, the receiving party will only grant access to the disclosing party’s Confidential Information to (1) with respect to Licensee as the receiving party, its actual and potential sublicensee(s), and (2) those employees, consultants and contractors of the receiving party (and in the case of Licensee as the receiving party, its sublicensee(s)) who have a need to know such information

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for purposes contemplated by this Agreement and who are bound by obligations of confidentiality no less restrictive than those set forth in this Section 16. Licensee and its sublicensee(s) will not use any Confidential Information to WARF’s detriment, including, but not limited to, claiming priority to the Licensed Patents in any patent prosecution, and WARF will not use any Confidential Information of Licensee to Licensee’s detriment.

B. The confidentiality obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that: (i) the receiving party can show by competent evidence that it possessed the information prior to its receipt from the disclosing party; (ii) the information was already available to the public or became so through no fault of the receiving party; (iii) the information is subsequently disclosed to the receiving party by a third party that has the right to disclose it free of any obligations of confidentiality; (iv) the information is required by law, rule, regulation, or judicial process to be disclosed (if such requirement arises, the receiving party will, prior to any such disclosure, promptly notify the disclosing party and provide assistance in any reasonable effort to obtain confidential treatment with respect to such disclosure); or (v) five (5) years have elapsed from the expiration or termination of this Agreement.

Section 17. Miscellaneous.

This Agreement will be governed by and construed in all respects in accordance with the laws of the State of Wisconsin. If any provisions of this Agreement are or will come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions will be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement will remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

Section 18. Integration; Execution.

A. This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof and supersedes all previous and contemporaneous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof, including the Option Agreement, which is hereby terminated and superseded by this Agreement as of the Effective Date, and no statements or agreements by or between the parties, whether orally or in writing made prior to or at the signing hereof, will vary or modify the written terms of this Agreement. For clarity, this Agreement does not supersede the University Agreement, which remains in full force and effect in accordance with its terms. Neither party will claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

B. The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed. This Agreement may be executed in one or more counterparts by the parties by signature of a person having authority to bind the party, each of which when executed and delivered by facsimile, electronic

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transmission, or by mail delivery, will be an original and all of which will constitute but one and the same Agreement. The parties agree this Agreement may be electronically signed and that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. No agreement between the parties will exist unless the duly authorized representatives of Licensee and WARF have signed this document within sixty (60) days of the Effective Date written on the first page of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below, effective as of the Effective Date defined in the preamble paragraph hereof.

WISCONSIN ALUMNI RESEARCH FOUNDATION

Signature:	/s/ Leigh Cagan
Name: Leigh Cagan
Title: Chief Technology Commercialization Officer
Date: 10/1/2019

COLDQUANTA, INC.

Signature:	/s/ Leigh Cagan
Name: Leigh Cagan
Title: Chief Technology Commercialization Officer
Date: 9/30/2019

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APPENDIX A

DEFINITIONS

A. “Change of Control Event” means:

(i) the sale or disposition of all or substantially all the assets of the Company or its direct or indirect parent corporation;

(ii) the reorganization, merger, consolidation, or similar transaction involving the Company or its direct or indirect parent corporation which results in the voting securities of such entity outstanding immediately prior to that transaction ceasing to represent at least 50% of the combined voting power of the surviving entity immediately after such transaction;

(iii) the acquisition in one or more transactions by any “person,” as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any of such person’s “affiliates” or “associates,” as such terms are used in the Exchange Act, of 40% or more of the outstanding shares of the voting capital stock of the Company or its direct or indirect parent corporation (excluding any employee benefit plan or related trust sponsored or maintained by that entity); or

(iv) any event or series of events in which the individuals who are the directors of the Company or its direct or indirect parent corporation as of the effective date of this Agreement (“Incumbent Directors”) cease for any reason to constitute at least fifty percent (50%) of the board of directors of that entity; provided, however, that if any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new director shall be considered an Incumbent Director.

B. “Date of First Commercial Sale” means the date when Licensee’s cumulative earned royalties paid to WARF pursuant to Section 4B exceeds [***].

C. “Development Report” means a written account of Licensee’s progress under the Development Plan having at least the information specified on Appendix D to this Agreement.

D. “Licensed Field” is all fields.

E. “Licensed Patents” means: those patents and patent applications listed on Appendix B attached hereto; any divisional, continuation, continuation-in-part (but only to the extent such continuation-in-part claims an invention claimed in, or is entitled to the priority date of, a patent or patent application listed on Appendix B as of the Effective Date), substitute, or reexamination applications thereof; each patent that issues or reissues from any of the foregoing; each patent that issues or reissues from any patent application added to Appendix B, but solely to the extent Licensee timely reimburses WARF for the Patent Costs related thereto as outlined in Section 4E; and any reissues, reexaminations or extensions of any of the foregoing.

F. “Licensed Territory” is worldwide.

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G. “Non-Commercial Research Purposes” means use for academic research purposes or other not-for-profit or scholarly purposes, in each case not involving the performance of services for a fee or the production or manufacture of products for sale to third parties or commercial purposes.

H. “Products” means any and all products and services that incorporate, comprise, employ, or are in any way produced by the practice of an invention claimed in the Licensed Patents in the applicable country; or the manufacture, use, sale, offer for sale, importation, or marketing of which product or service in the country in question would (without the grant of a license) otherwise constitute infringement of any claims of the Licensed Patents.

I. “Selling Price” means, in the case of Products that are sold, leased or otherwise transferred, the invoice price to the end user of Products less any of the following items, but only insofar as these items are commercially reasonable under the circumstances, documented in writing, pertain specifically to the sale of the Products, were actually included on the invoice or accounted for in accordance with Licensee’s or sublicensee’s standard accounting procedures, consistently applied, and were not given in exchange for anything of value (such as data, in-kind consideration, or commitments to purchase other products or services): (a) credits and allowances because of returned Products, damaged goods or rejections, and the actual amount of any write-offs for bad debt (provided that a commercially reasonable attempt was made to collect the same, and any amounts subsequently recovered will be included in the Selling Price), (b) shipping, packaging, freight or insurance costs, (c) customary cash, trade or quantity discounts and/or rebates actually granted or allowed; and (d) taxes (other than income or withholding taxes), duties, tariffs, or other governmental charges levied on the sale of Product, including VAT, excise taxes, sales taxes and use taxes. The foregoing deductions (b)—(d) applicable to a given invoice shall not exceed an aggregate maximum of [***] of that invoice. The “Selling Price” for a Product that is transferred to a third party without charge or at a discount (beyond customary discounts as provided above) will be the average invoice price to the end user of that type of Product during the applicable calendar half.

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APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	APPLICATION SERIAL NUMBER	FILING DATE	PATENT NUMBER

SYSTEM AND METHOD FOR OPTICAL CONFINEMENT OF ATOMIC PARTICLES (Saffman, Lichtman)

P140422US01	USA	14/474702	9/2/2014	9355750

SYSTEM AND METHOD FOR CONTROLLING PARTICLES USING PROJECTED LIGHT (Saffman)

P190053US01	USA	16/239997	1/4/2019

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APPENDIX C

WARF ROYALTY REPORT

Licensee: ColdQuanta, Inc.	Agreement No: 19-00399
Inventor: Saffman	P#: P140422US01, P190053US01
Period Covered: From:	Through:
Prepared By:	Date:
Approved By:	Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:  ☐ Single Product Line Report:

☐ Multiproduct Summary Report. Page 1 of ______ Pages

☐ Product Line Detail. Line: _________ Tradename: ____________Page: ____

Country	Gross Sales ($)	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year

TOTAL:

Total Royalty: ______________ Conversion Rate: ______________ Royalty in U.S. Dollars: $_______

The following royalty forecast is non-binding and for WARF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Half:______ H2:______

* On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist WARF’s forecasting, please comment on any significant expected trends in sales volume.

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APPENDIX D

DEVELOPMENT REPORT

A. Date development plan initiated and time period covered by this report.

B. Development Report (4-8 paragraphs).

1.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C. Future Development Activities (4-8 paragraphs).

1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.	Estimated total development time remaining before a product will be commercialized.

D. Changes to Development Plan submitted to WARF (2-4 paragraphs).

1.	Reasons for change.

2.	Variables that may cause additional changes.

E. Items to be provided if applicable:

1.	Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.

Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Wisconsin Alumni Research Foundation

Attn.: Contract Coordinator

614 Walnut Street

P.O. Box 7365

Madison, WI 53707 7365

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APPENDIX E

DEVELOPMENT PLAN

(Attached)

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APPENDIX F

Patent Costs per Licensed Patent case

Country	Patent Reimbursement Fee
United States	[***]
PCT	[***]
EPO	[***]
Each EPO Country	[***]
Each non-EPO Country	[***]

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